EXHIBIT B

FORM OF NOTATION OF NOTE GUARANTEE

For value received, United Airlines, Inc. (the “Guarantor”, which term includes any successor Person under the Indenture) has fully and unconditionally guaranteed, to the extent set forth in the Indenture, dated as of May 7, 2013, among United Continental Holdings, Inc. (the “Issuer”), the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Original Indenture”), as supplemented by the Second Supplemental Indenture, dated as of November 8, 2013, among the Issuer, the Guarantor, and the Trustee (the “Second Supplemental Indenture”) (the Original Indenture, as supplemented by the Second Supplemental Indenture, the “Indenture”), the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Notes, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms thereof and of the Indenture and all other obligations of the Issuer with respect to the Notes to the Holders or the Trustee under the Notes or the Indenture.  In case of the failure of the Issuer or any successor thereto punctually to pay any such principal, premium, if any, or interest, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon declaration of acceleration, upon tender for repayment at the option of any Holder or otherwise, as if such payment were made by the Issuer.  The obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article X of the Original Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.

Dated: [ ]	UNITED AIRLINES, INC.

By:
Name:
Title:

B-1